Exhibit 5.2

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 davispolk.com

Exhibits 5.2 and 23.4

August 24, 2021

Valens Semiconductor Ltd.

8 Hanagar St. POB 7152

Hod Hasharon 4501309, Israel

Ladies and Gentlemen:

Valens Semiconductor Ltd., a company organized under the laws of Israel (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form F-4 (the “Registration Statement”) and the related proxy statement and prospectus (the “Prospectus”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 18,160,000 warrants (the “Warrants”) to purchase ordinary shares of the Company.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, assuming that the warrant agreement governing the Warrants has been duly authorized, executed and delivered by the warrant agent and the Company, and such Warrants have been duly authorized, executed, issued and delivered in accordance with the warrant agreement and the applicable agreement against payment thereto, the Warrants are valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

With respect to the validity of the ordinary shares underlying the Warrants, you have received, and we understand that you are relying upon, the opinion of Meitar | Law Offices, Israeli counsel to the Company.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus.

In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP